Exhibit 11.1
Securities Trading Policy

Who?
This policy has been created for trivago N.V. and all its subsidiaries, which we refer to in this policy as “we,” “us,” or “trivago”. It covers the treatment of material non-public information as well as sales, purchases and all other transfers of securities. As used in this policy, the term “securities” includes not only ordinary shares but also preferred shares, warrants, debt securities, options, puts and calls.
This policy applies to all our employees, including the members of our management and supervisory boards, and each of their immediate family members. This policy also applies to all our agents, independent contractors, consultants and business partners who owe us a fiduciary duty or other duty of trust or confidence or who receive material non-public information from trivago when providing services to trivago, as well as to their family members or certain other persons with whom they have a relationship, as described below. All references to “employees” in this policy refer to all persons mentioned in this paragraph.

Why?
We have adopted this policy to promote compliance with U.S. federal securities laws by our employees. This policy also is designed to protect our reputation for integrity and ethical conduct and aid our employees in complying with law by explaining some of your obligations to us and under the law, to prevent actual, or the appearance of, insider trading and to protect our reputation for integrity and ethical conduct.

What?
This policy governs transactions by, on behalf of or for the benefit of our employees in securities of trivago. It also covers the securities of other issuers if you have learned information about them in the course of your work at trivago. As a result of U.S. securities laws and this policy, you may need to miss out on a planned securities transaction or need to delay it. This means you may suffer economic loss or you may not experience as much profit as you may have anticipated.

1.Present Disclosure Law
U.S. securities laws prohibit a person from trading securities if the person is aware of “material non-public information” about the issuer of the securities. These laws also prohibit persons who are aware of such information from disclosing or “tipping” this information to others who may trade. The consequences of prohibited insider trading or tipping can be severe and may result in private lawsuits for damages or in civil or criminal proceedings by the Securities and Exchange Commission, or SEC, and by U.S. federal prosecutors. Additionally, liability also may be imposed on trivago for an employee’s violation of securities laws.
We have included definitions of some of the important terms used in this policy, including of material non-public information and tipping, in section 6 of this policy.

2.General Prohibitions
Trading while in possession of “material non-public information.” Our employees may not buy, sell or otherwise transfer trivago securities if that employee is aware of any material non-public information relating to trivago. This policy applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information was obtained. You may trade only when all material information known to you has been available to investors generally for at least two business days.
Tipping. Except as necessary in connection with their work for trivago, our employees may not pass on to anyone within trivago or outside of trivago any material non-public information concerning trivago. This applies whether or not you know whether the person has any intention to engage in any transaction involving trivago securities. Keep in mind that the disclosure of any material non-public information on social media channels could be categorized as unauthorized disclosure of our information.
Buying or selling puts, calls or derivatives. Our employees may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to trivago securities, or engage in short sales with respect to trivago securities. “Short” sales of securities are transactions where you borrow securities, sell it and then buy securities at a later date to replace the borrowed securities. This prohibition extends to various forms of hedging transactions or monetization transactions, including equity swaps, exchange funds, zero-cost collars and forward sale contracts, as they involve the establishment of a short position in trivago securities.
Securities of other companies. The prohibitions above also apply to trading in the securities of other companies (including those of Expedia Group, Inc. and any of its affiliates) if you become aware of material non-public information relating to such companies in the course of performing your duties for trivago. You should treat material non-public information about our business partners with the same care required with respect to information related directly to trivago.

3.Specific Types of Transactions
Exercising share options or warrants. This policy’s trading restrictions do not apply to cash-funded exercises of share options or warrants where cash is tendered to pay the option or warrant price or related taxes (i.e. where no trivago share is sold to fund the exercise price and/or related taxes). The policy’s trading restrictions do apply, however, to any sale of trivago shares in connection with a broker-assisted “cashless” exercise (i.e. where trivago shares are sold to fund the exercise price and/or related taxes).
Trading Pursuant to Rule 10b5-1 Trading Plans. Rule 10b5-1 of the U.S. Securities Exchange Act of 1934 (as amended) provides a defense from insider trading liability under Rule 10b-5 and allows a person to trade when aware of material non-public information if the trade was executed pursuant to a plan satisfying the requirements of Rule 10b5-1 that was established at a time when the person was not aware of such information, which we refer to as a “trading plan”. The rule only provides an “affirmative defense” (which must be proven) if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from writing about the sales. The trading plan must be documented, bona fide and previously established at a time when the insider did not possess inside information and in accordance with all of the requirements of Rule 10b5-1 and must specify the price, amount and date of trades or provide a formula or mechanism to be followed. A trading plan may only be entered or otherwise modified when the Insider has received advance written approval from Legal.
Trades in trivago securities that are made pursuant to an approved trading plan are not subject to the prohibition on trading on the basis of material non-public information contained in this policy or to the restrictions relating to pre-clearance procedures and window periods. As required by Rule 10b5-1, an employee may enter a trading plan only when he or she is not in possession of material non-public information. Transactions effected pursuant to a trading plan will not require further pre-clearance at the time of the transaction(s). Upon request, Legal shall provide the minimum criteria for pre-clearance of trading plans.
Gifts and Pledge of Securities. Gifts and/or pledges of securities are subject to this policy. In addition, any gifts or pledges must comply with the trading procedures detailed below, which may include a review as to whether the gift or pledge is bona fide.

4.Trading Procedures for Insiders
Trading windows. Insiders will only be permitted to buy, sell or otherwise transfer trivago securities during an open trading window. Outside of this time period, no purchases, sales or other transfers of trivago securities are permitted, unless such transaction is pursuant to an approved trading plan. It is important to remember that even during an open trading window, our employees are prohibited from buying, selling or otherwise transferring trivago securities if they are in fact aware of material non-public information, unless such transaction is pursuant to an approved trading plan. Trading in trivago’s securities during an open trading window should not be considered a “safe harbor”. We expect all our employees to always use good judgment.
Additional trading blackouts. From time to time, we may also prohibit our employees from engaging in transactions involving trivago securities, except pursuant to an approved trading plan, when, in the judgment of Legal, closing the trading window is warranted. Trivago will generally close the trading window when there are material developments known to trivago that have not yet been disclosed to the public. For example, trivago may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason. Due to the confidential nature of the events that may trigger these sorts of blackout periods, Legal may find it necessary to inform affected individuals of a blackout period without disclosing the reason. In such event, Legal may notify individuals that they should not engage in any transactions involving trivago’s securities. If you are made aware of such a blackout period, you may not disclose the fact that the trading window has been closed for you.
Pre-clearance of trades for “designated insiders”. To avoid inadvertent violations and even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we will designate certain insiders who must obtain a pre-clearance from Legal in writing or by email prior to buying or selling trivago securities. We refer to these insiders as “designated insiders”, and they will include members of our supervisory and management boards, pillar leads, as well as other insiders who may be notified that they are subject to pre-clearance requirements. Although Legal will endeavor to clear transactions as quickly as possible, clearance may sometimes take time. Accordingly, several days should be allowed for the clearance procedure to be completed. Any individual whose pre-clearance request for their trade has been denied may not disclose that their pre-clearance request was denied.

trivago's approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material non-public information and does not relieve you of any of your legal obligations.

5.Post-Termination Transactions.
Upon termination of service as an employee, such person will continue to be subject to the restrictions on securities trading contained in the securities laws, as well as to trivago’s policy regarding the safeguarding of material non-public or confidential information.

6.Definitions
Immediate family members: This includes all immediate family members of a person subject to this policy (i.e., a child, stepchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive)) who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in trivago securities are directed by them or subject to their influence and control.
Insiders: Employees who have regular access to financial and other material information about trivago and its brands and businesses prior to the time such information is publicly disclosed. The names of Insiders are maintained on a list kept by or on behalf of Legal and include:
a.All members of the Supervisory Board and the Management Board and the officers of trivago;
i.All Department heads and all persons who report directly to such members; and
ii.Other officers, employees, contractors and consultants of trivago or any of its brands or businesses who are advised by or on behalf of Legal that they are Insiders.
Material Non-public Information: Material information, both positive and negative, that has not been previously disclosed to the general public through a press release or securities filings (e.g., trivago’s periodic reports filed with the SEC) and is otherwise not available to the general public is considered “Material Non-public Information.” Information should be regarded as material if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision to buy or sell securities, or it would affect the market price of the securities (positively or negatively). What is material is usually determined on a case-by-case basis, in light of all the surrounding circumstances.
Examples of material information may include, but are not limited to, the following:
a.Actual and estimated operating or financial results;
b.Projections of future earnings or losses;
c.Changes in dividend payments, share splits and share repurchase programs;
d.Proposed major spending programs;
e.A pending or proposed acquisition or divestiture of a significant business or significant assets, or other significant business transaction;
f.A pending or proposed joint venture;

g.Significant related party transactions;
h.Regulatory or litigation problems, including the threat of significant litigation;
i.A cybersecurity breach or incident;
j.Impending bankruptcy or the existence of severe liquidity problems;
k.Significant changes in senior management;
l.Public or private offerings of debt or securities, or other financings;
m.Major changes in accounting methods; and
n.New major contracts, suppliers, customers or the loss thereof.
Information that has not been disclosed to the public is generally considered to be “non-public” information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, published in a widely available newspaper, magazine or news website, or disclosed in documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to trivago employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information.
If you are unsure whether information of which you are aware is material or nonpublic, you should consult with Legal prior to trading.
Tipping: Disclosure or passing of material non-public information to any other person, including a family member or friend. Also applies to making recommendations or expressing opinions while in possession of material non-public information as to trading in securities.
trading window: The period beginning at the open of the market on the second trading day following the day on which trivago publicly releases its annual, semi-annual or quarterly financial results and ending on the earlier of (i) the 7th day of the third month of each fiscal quarter and (ii) the 30th day after the opening of the trading window. As used herein, “trading day” shall mean a day on which national stock exchanges and NASDAQ are open for trading.

7.Policy Violations
The consequences of prohibited insider trading or tipping can be severe and may result in private lawsuits for damages or in civil or criminal proceedings by the SEC and federal prosecutors. In addition, liability also may be imposed on trivago for an employee’s violation of securities laws. A person can be subject to some or all of the following penalties, even if you do not personally benefit from the violation: civil injunctions, disgorgement of profits, jail sentences; and fines.
Any violation of this policy can be expected to result in serious sanctions by trivago, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions, whether or not the violation of trivago policy or procedure also constituted a violation of law.

Questions
If you have any questions regarding a particular securities transaction, or the policy generally, please do not hesitate to contact Legal at legal@trivago.com.

Effective Date: December 16, 2016
Revised: December 4, 2023